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Richard L. Bready, Chairman and CEO
Edward J. Cooney, Vice President and Treasurer
(401) 751-1600

IMMEDIATE

                       NORTEK ANNOUNCES PROPOSED OFFERING

                          OF SENIOR SUBORDINATED NOTES

PROVIDENCE, RI, August 5, 2004 -- NORTEK, INC. ("NORTEK"), a leading international designer, manufacturer and marketer of high-quality branded building products, today announced plans to commence an offering of up to $625.0 million of senior subordinated notes due 2014. The notes are expected to be issued and sold in a private Rule 144A offering to institutional investors and outside the United States in compliance with Regulation S under the Securities Act of 1933, as amended (the "Securities Act"). The notes will be initially offered by THL Buildco, Inc., a newly formed Delaware corporation affiliated with Thomas H. Lee Partners, L.P. The net proceeds from the offering, together with amounts borrowed under a new senior secured credit facility and the proceeds of a cash equity investment by an investor group lead by Thomas H. Lee Partners, L.P., will be used in connection with the acquisition of NORTEK HOLDINGS, INC. by affiliates of Thomas H. Lee Partners, L.P. and members of NORTEK management,


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to refinance certain existing notes of NORTEK, INC. and NORTEK HOLDINGS, INC., and to pay related transaction costs. Through a series of mergers to be consummated immediately following the closing of the offering of the notes, NORTEK, INC. will succeed to THL Buildco, Inc.'s obligations as the issuer of the notes.

This announcement is not an offer to sell nor a solicitation of an offer to buy the securities described herein. THL Buildco, Inc. is offering the notes in reliance upon exemptions from registration under the Securities Act for offers and sales of securities that do not involve a public offering. The securities to be offered have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

NORTEK* (a wholly owned subsidiary of NORTEK HOLDINGS, INC.) is a leading international manufacturer and distributor of high-quality, competitively priced building, remodeling and indoor environmental control products for the residential and commercial markets. NORTEK offers a broad array of products for improving the environments where people live and work. Its products include range hoods

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and other spot ventilation products, heating and air conditioning systems, indoor air quality systems, and specialty electronic products.

*As used herein, the term "NORTEK" refers to NORTEK, INC., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Nortek's current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic conditions, the rate of sales growth, and product liability claims. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to the reports and filings of Nortek with the Securities and Exchange Commission.


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